SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                          ----------------------------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )1

                            Wade Cook Financial Corp.
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                                (Name of Issuer)



                                  Common Stock
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                         (Title of Class of Securities)



                                  743167207000
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                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the Appropriate box to designate the rule pursuant to which this schedule is filed:

|_|      Rule 13d-1(b)
|_|      Rule 13d-1(c)
|X|      Rule 13d-1(d)


     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 743167207000                 13G                    Page 2 of 7 Pages

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1     Name Of Reporting Persons
      I.R.S. Identification Nos. Of Above Persons
      Cook, Wade B.
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2     Check The Appropriate Box If A Member Of A
        Group (See Instructions)                                     (a) |X|
                                                                     (b) |_|
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3     SEC Use Only
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4     Citizenship Or Place Of Organization
      United States
--------------------------------------------------------------------------------
                5     Sole Voting Power
 NUMBER OF            10,788,045
                ----------------------------------------------------------------
  Shares        6     Shared Voting Power
Beneficially          30,792,140
                ----------------------------------------------------------------
 Owned By       7     Sole Dispositive Power
   Each               10,788,045
                ----------------------------------------------------------------
 Reporting      8     Shared Dispositive Power
Person With           30,792,140
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9     Aggregate Amount Beneficially Owned By Each Reporting Person
      41,580,185
--------------------------------------------------------------------------------

10    Check If The Aggregate Amount In Row (9) Excludes Certain Shares
        (See Instructions)

--------------------------------------------------------------------------------

11    Percent Of Class Represented By Amount In Row 9
      64.91%
--------------------------------------------------------------------------------

12    Type Of Reporting Person (See Instructions)
      IN
--------------------------------------------------------------------------------

CUSIP No. 743167207000                 13G                    Page 3 of 7 Pages

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1     Name Of Reporting Persons
      I.R.S. Identification Nos. Of Above Persons
      Cook, Laura
--------------------------------------------------------------------------------

2     Check The Appropriate Box If A Member Of A
        Group (See Instructions)                                     (a) |X|
                                                                     (b) |_|
--------------------------------------------------------------------------------

3     SEC Use Only
--------------------------------------------------------------------------------

4     Citizenship Or Place Of Organization
      United States
--------------------------------------------------------------------------------
                5     Sole Voting Power
 NUMBER OF            -0-
                ----------------------------------------------------------------
  Shares        6     Shared Voting Power
Beneficially          30,792,140
                ----------------------------------------------------------------
 Owned By       7     Sole Dispositive Power
   Each               -0-
                ----------------------------------------------------------------
 Reporting      8     Shared Dispositive Power
Person With           30,792,140
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned By Each Reporting Person
      30,792,140
--------------------------------------------------------------------------------

10    Check If The Aggregate Amount In Row (9) Excludes Certain Shares
        (See Instructions)

--------------------------------------------------------------------------------

11    Percent Of Class Represented By Amount In Row 9
      48.07%
--------------------------------------------------------------------------------

12    Type Of Reporting Person (See Instructions)
      IN
--------------------------------------------------------------------------------

CUSIP No. 743167207000                 13G                    Page 4 of 7 Pages

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Item 1  (a).  Name of Issuer:

Wade Cook Financial Corp.

Item 1  (b).  Address of Issuer's Principal Executive Offices:

14675 Interurban Avenue S.
Seattle, WA 98168

Item 2  (a).  Name of Person Filing:

        (x)   Wade B. Cook
        (y)   Laura Cook

Item 2  (b).  Address of Principal Business Office or, if None, Residence:

        (x)   14675 Interurban Avenue S.
              Seattle, WA 98168
        (y)   14675 Interurban Avenue S.
              Seattle, WA  98168

Item 2  (c).  Citizenship:

        (x)   U.S.
        (y)   U.S.

Item 2  (d).  Title of Class of Securities:

Common

Item 2  (e).  CUSIP Number:

743167207000

Item 3. If this  statement is filed pursuant to Rules  13d-1(b),  or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  Broker or dealer registered under Section 15 of the Act;

          (b)  Bank as defined in Section 3(a)(6) of the Act;

          (c)  Insurance Company as defined in Section 3(a)(19) of the Act;

          (d) Investment Company registered under Section 8 of the Investment Company Act;

          (e)  Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f) Employee benefit plan or endowment plan in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) Parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940:

          (j)  Group, in accordance with Rule 13d-1(b)(1)(ii)(j).

|_| If this statement is filed pursuant to Rule 13d-1(c), check this box.

CUSIP No. 743167207000                 13G                    Page 5 of 7 Pages

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Item 4.   Ownership.

          Provide the following information regarding the aggregate number and percentage of the class of securities identified in Item 1.

          (a) Amount beneficially owned:

              (x) 41,580,185
              (y) 30,792,140

          (b) Percent of class:

              (x) 64.91%
              (y) 48.07%

          (c) Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote

                         (x) 10,788,045
                         (y) -0-

               (ii) Shared power to vote or to direct the vote

                         (x) 30,792,140
                         (y) 30,792,140

               (iii) Sole power to dispose or to direct the disposition of

                         (x) 10,788,045
                         (y) -0-

               (iv) Shared power to dispose or to direct the disposition of

                         (x) 30,792,140
                         (y) 30,792,140

Instruction. For computations regarding securities which represent a right to acquire an underlying security, see Rule 13d-3(d)(1).

Item 5.   Ownership of Five Percent or Less of a Class.

          If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

               N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               N/A

CUSIP No. 743167207000                 13G                    Page 6 of 7 Pages

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Item 8.  Identification and Classification of Members of the Group.


Item 9.  Notice of Dissolution of Group.

               N/A

Item 10. Certification.

               N/A

CUSIP No. 743167207000                 13G                    Page 7 of 7 Pages

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 14, 2001
                                       -----------------------------------------
                                                       (Date)

                                                 /s/ Wade B. Cook
                                       -----------------------------------------
                                                    (Signature)

                                               Chief Executive Officer
                                       -----------------------------------------
                                                    (Name/Title)